Exhibit 99.3

Fastly Announces CFO Transition and Executive Leadership Promotion
Richard Wong to join Fastly as Chief Financial Officer
Scott Lovett Promoted to President, Go to Market

SAN FRANCISCO – August 6, 2025 – Fastly, Inc. (NYSE: FSLY), a leader in global edge cloud platforms, today announced the appointment of Richard “Rich” Wong as Chief Financial Officer (CFO), effective August 11, 2025. Wong will succeed Ronald “Ron” W. Kisling who is leaving to pursue new opportunities. Kisling will remain at Fastly in an advisory capacity through September 15, 2025 to help ensure a smooth transition of responsibilities. In addition, Scott R. Lovett, Fastly’s current Chief Revenue Officer, has been appointed President, Go to Market, effective immediately.

“On behalf of the Board, I am delighted to welcome Rich Wong as Fastly’s new Chief Financial Officer. Rich has a well-earned reputation as a builder with experience in growing high-performing teams in rapidly scaling environments, and he will be a great addition to the executive team.” said David Hornik, Chairperson of the Board of Directors of Fastly. “On behalf of the Board, I also want to thank Ron for his hard work and dedication to Fastly over the past four years. We wish him the best in his next chapter.”

“Fastly has always stood out to me for its powerful technology and deep commitment to developers. I’m excited to join a team so committed to performance, innovation, and customer trust,” said Wong. “As CFO, I look forward to helping scale the business with operational discipline while unlocking long-term value for customers and shareholders.”

Wong is a seasoned executive with nearly three decades of finance leadership experience spanning high-growth startups, public tech companies, and global investment banks. Wong brings a proven ability to drive operational excellence and experience in strategic financial planning, as well as a robust foundation in investment banking.
Most recently, Wong served as CFO at Benchling, a vertical SaaS company. While at Benchling, Wong helped the company scale revenue, launch new products, and expand internationally. Prior to Benchling, he served as CFO at Houzz Inc. Wong began his career as an investment banker at JP Morgan and Banc of America Securities, and also held senior finance roles at LinkedIn and Yahoo!.
Wong holds an MBA from Northwestern University’s Kellogg School of Management and a Bachelor of Science in Business Administration from the University of California, Berkeley.
Fastly also announced the promotion of Scott R. Lovett, its current Chief Revenue Officer, to President, Go to Market. This newly created role brings together the revenue organization and the marketing organization under his leadership. Albert Thong, Chief Marketing Officer at Fastly, will report to Scott as part of this organizational update.
“I am pleased to announce Scott Lovett’s promotion to President, Go to Market,” said Kip Compton, Chief Executive Officer of Fastly. “Scott has provided exceptional leadership and go-to-market transformation in his first year. This expanded role will give him an opportunity to have even greater impact. Bringing the revenue and marketing organizations together isn’t just a structural change; it’s an opportunity to drive even tighter internal alignment across critical customer-centric teams and to accelerate growth and customer acquisition.”

“I’m incredibly honored to step into this expanded role and continue growing with a company I believe in,” said Lovett. “Our momentum is just beginning, and I’m excited to keep building alongside such a talented team as we aim to drive meaningful impact and long-term growth.”

About Fastly, Inc.
Fastly’s powerful and programmable edge cloud platform helps the world’s top brands deliver online experiences that are fast, safe, and engaging through edge compute, delivery, security, and observability offerings that improve site performance, enhance security, and empower innovation at global scale. Compared to other providers, Fastly’s powerful, high-performance, and modern platform architecture empowers developers to deliver secure websites and apps with rapid time-to-market and demonstrated, industry-leading cost savings. Organizations around the world trust Fastly to help them upgrade the internet experience, including Reddit, Neiman Marcus, Universal Music Group, and SeatGeek.

Learn more about Fastly at https://www.fastly.com, and follow us @fastly.

Forward-Looking Statements

This press release contains “forward-looking” statements that are based on our beliefs and assumptions and on information currently available to us on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements include, but are not limited to, those regarding Mr. Wong’s appointment as CFO; Fastly’s ability to unlock long-term value for customers and shareholders; Mr. Lovett’s appointment as President, Go to Market; and Fastly’s ability to tighten alignment across teams and accelerate growth and customer acquisition. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Important factors that could cause our actual results to differ materially are detailed from time to time in the reports Fastly files with the Securities and Exchange Commission (“SEC”), including without limitation Fastly’s Annual Report on Form 10-K for the year ended December 31, 2024. Additional information will also be set forth in Fastly’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025. Copies of reports filed with the SEC are posted on Fastly’s website and are available from Fastly without charge.

Contacts

Media Contact Spring Harris press@fastly.com	Investor Contact Vernon Essi, Jr. ir@fastly.com
Source: Fastly, Inc.